                                                                      Exhibit 2

                                   Exhibit A

                               IRREVOCABLE PROXY

         This Irrevocable Proxy (the "Agreement") is made this 10th day of July, 2002 by the undersigned in favor of Michael Gardner, an individual having a business address at 40 Wall Street, New York, New York 10005 ("Gardner").

                                    PREAMBLE

         WHEREAS, the undersigned, J.P. McCormick ("McCormick"), has agreed to sell 500,000 shares of the common stock, $0.001 par value (the "Common Stock") Activeworlds Corp. (the "Company") to Gardner pursuant to a Securities Purchase Agreement of even date herewith (the "Agreement") subject to the satisfaction of the conditions set forth in the Agreement;

         WHEREAS, McCormick has agreed to sell an additional 1,289,497 shares of Common Stock to the Company, pursuant to an Agreement and Plan of Exchange (the "Exchange Agreement") between the Company, Activeworlds, Inc., a Nevada Corporation (the "Subsidiary"), McCormick and Richard F. Noll, pursuant to which McCormick is to receive one half of the issued and outstanding shares of the Subsidiary and the amount of $210,000 in cash (the "Transaction"); and

         WHEREAS, McCormick has agreed to grant Gardner and his assigns an irrevocable proxy to vote all of 1,889,497 shares of Common Stock beneficially owned by him prior to the closing of the Transaction as a condition to consummating the aforementioned sale;

         NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. McCormick appoints Gardner and his assigns as his proxy over 1,889,497 shares of Common Stock beneficially owned by him, with full voting power over such shares in any and all matters. McCormick hereby grants Gardner the authority to execute any and all consents relating to such shares of Common Stock. This proxy is coupled with an interest and is irrevocable. This proxy shall automatically terminate and be of no force or effect upon any termination of the Agreement or the Exchange Agreement in accordance with their terms. This proxy shall also automatically terminate as it relates to the 100,000 shares of common stock that will continue to be owned by McCormick following his sale of the balance of his shares to Activeworlds Corp. and Gardner.

         2. This Agreement shall be binding on the parties and their legal successors and assigns and shall continue in full force and effect until McCormick no longer owns any of the shares of the Company's common stock subject to this Proxy.

         3. This Agreement shall be governed by the laws of the State of Delaware as applied to agreements entered into and performed in such state.

         IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and year first above written.


---------------------------
J.P. McCormick